November 12, 2015
Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:
Lawrence Grayson, Bank of America, 1.704.995.5825
lawrence.grayson@bankofamerica.com

Bank of America Names David Leitch Global General Counsel

Will Join Company in January

Gary Lynch to Remain as Vice Chairman

CHARLOTTE – Bank of America announced today that David G. Leitch will succeed Gary G. Lynch as global general counsel beginning January 1. Leitch, who will be based in Charlotte, will be a member of the company’s management team reporting to Chief Executive Officer Brian Moynihan.

Lynch will remain a member of the management team as vice chairman, a position to which he was named in July. He will continue to be an advisor to senior leaders of the company and the board of directors, focusing on the evolving international regulatory environment, corporate governance, and shareholder-related matters.

“Gary led our team in resolving the most complex and pressing legal issues our company has faced,” said Moynihan. “We will continue to benefit from his seasoned judgment and sound guidance.”

Leitch has served as general counsel of Ford Motor Company since April 2005, where his department has captured several industry awards. His experience includes private practice as well as public service. He served as deputy White House counsel for President George W. Bush; chief counsel for the Federal Aviation Administration; deputy assistant attorney general in the U.S. Department of Justice, Office of Legal Counsel; and law clerk to the late U.S. Supreme Court Chief Justice William H. Rehnquist.

“David is a proven executive and leader who will add impressive legal acumen and experience to our team,” said Moynihan.

Bank of America
Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 47 million consumer and small business relationships with approximately 4,700 retail financial centers, approximately 16,100 ATMs, and award-winning online banking with 32 million active users and more than 18 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is a registered broker-dealer and member of SIPC, and, in other jurisdictions, a locally registered entity. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp. are registered as futures commission merchants with the CFTC and are members of the NFA. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed.

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